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                                                                    EXHIBIT 10.4

                              ANIKA RESEARCH, INC.
                              160 New Boston Street
                                Woburn, MA 01801

                                 April 29, 1993


MedChem Products, Inc.
232 West Cummings Park
Woburn, MA 01801
Attn: Jonathan D. Donaldson, President
      and Chief Executive Officer

Gentlemen:

      This letter agreement is being sent to you to confirm our understanding regarding payments to be made by Anika Research, Inc. ("Anika") to MedChem Products, Inc. ("MedChem") in connection with the commercial sale of Anika's hyaluronic acid ("HA") product called ORTHOVISC(TM) for the non-surgical treatment of temporomandibular joint dysfunction ("TMJ Products"). In consideration of MedChem's prior investment in the development of TMJ Products, Anika has agreed to make the following payments ("Payments"), subject to the limitations below, to MedChem:

            (a) Payments will equal three percent (3%) of the Net Sales (as defined below) of TMJ Products by Anika during a period: beginning on the date of the first commercial sale of TMJ Products and ending on February 27, 1996; and

            (b) Payments will equal twelve percent (12%) of the Net Sales of TMJ Products by Anika following February 27, 1996.

      The Payments will be made to MedChem on January 15, April 15, July 15 and October 15 of each year until Anika's obligation to make such Payments expires in accordance with this agreement. Concurrently with each Payment, Anika will provide to MedChem the number of units of TMJ Products sold by Anika during the preceding fiscal quarter of MedChem (or part thereof).

      Anika will keep separate, true and accurate books and records respecting all transactions related to this agreement in accordance with generally accepted accounting practices consistently applied, which books and records shall be kept and maintained so as to permit verification of the payments due MedChem under this agreement. Anika shall maintain such books and records for a period of at least three (3) years following the close of the fiscal year in which they pertain.

      For purposes of determining the Payments to be made to . MedChem, "Net Sales" shall mean Anika's aggregate gross invoice price from or on account of the sale of TMJ Products, less: (i) trade and quantity discounts actually allowed; (ii) returns, rebates and allowances


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actually allowed; (iii) transportation, shipping and insurance charges separately stated on the invoice and paid by the customer; and (iv) sales and excise taxes, foreign tariffs and duties.

      The Payments will be made to MedChem on all commercial sales of TMJ Products following the grant by the U.S. Food and Drug Administration of a pre-market approval for TMJ Products and shall continue until the earlier to occur of (i) ten (10) years following the first commercial sale of TMJ Products by Anika, and (ii) such time as Anika has made Payments to MedChem under this agreement totalling $35 million. Furthermore, Anika's obligation to make Payments to MedChem will cease if Anika appoints MedChem to be Anika's exclusive distributor of TMJ Products in the United States. This agreement should not be construed as an agreement or commitment by Anika to appoint MedChem as Anika's exclusive distributor of TMJ Products.

      In the event that Anika reasonably believes that its obligation to make the Payments under this agreement is materially impairing its ability to effectively market and sell TMJ Products, Anika and MedChem agree to renegotiate the terms of this agreement in good faith, provided that MedChem is under no obligation to alter the amount or timing of the Payments.

      If this agreement is satisfactory to you, I would ask that you execute a copy of this letter and return it to me.

                                        Sincerely yours,

                                        ANIKA RESEARCH, INC.


                                        By:/s/ DAVID A. SWANN
                                           ------------------
                                           David A. Swann
                                           Chairman of the Board,
                                           President and Chief Executive Officer

Agreed to and
Accepted this 29th
day of April, 1993:

MEDCHEM PRODUCTS, INC.


By: /s/ JONATHAN D. DONALDSON
    -------------------------
    Jonathan D. Donaldson
    President and Chief
    Executive Officer